Exhibit 10.3

EMPLOYMENT AGREEMENT

BETWEEN

Allarity Therapeutics, Inc.

AND

Marie Foegh, M.D.

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This Employment Agreement (the “Agreement”) is entered into on December 7, 2021 and effective as of December 1, 2021(the “Effective Date”) by and between Allarity Therapeutics, Inc., a corporation organized under the laws of the state of Delaware, with an office at 210 Broadway, Suite #201, Cambridge, MA 02139 (the “Company) and Marie Foegh, M.D., an individual residing at 845 United Nations Plaza # 17E, New York, NY 10017 (the “Executive”). Company and Executive may collectively be referred to herein as the “Parties” or separately as a “Party”.

Now, therefore, in consideration of the mutual covenants and undertakings of each Party herein, the Parties agree as follows:

1.	Appointment

1.1	Marie Foegh is, from December 1, 2021 (the “Start Date”) employed as the Chief Medical Officer (CMO) of the Company and will, if required by applicable law, be registered as such with the U.S. Securities and Exchange Commission (SEC) and/or U.S. Nasdaq stock market.

1.2	This Agreement (including Appendices 1, 2 and 3) sets forth the entire agreement between the Parties with respect to the employment of the Executive, and shall supersede all prior agreements, promises, and understandings (either oral or written) between the Parties, including any and all prior executed, enforceable and vested profit-sharing or IDP (“Phantom”) bonus agreements, which are hereby expressly waived by the Executive in exchange for, and in consideration of, the Converted Options pursuant to Section 7.4 herein (and Appendix 3).

2.	Duties

2.1	Without prejudice to the duties imposed by law, the Executive shall, to the best of his/her ability, promote, develop and further the interests of the Company, comply with all applicable legal requirements and the Company’s applicable policies and procedures that have been furnished to him/her, and, subject to the terms of this Agreement, shall devote his/her full working time to the business and the affairs of the Company. This Agreement shall not be construed as preventing the Executive from engaging in charitable and community affairs, participating in industry trade association activities, or giving attention to his/her or his/her family’s passive investments, provided that such activities do not unreasonably interfere with the Executive’s duties and responsibilities to the Company. Passive investments shall mean publicly traded stocks, bonds, retirement funds or other similar investments, including investments in privately held companies so long as any such investment does not require any material amount of time or attention of the Executive during the work day.

2.2	The Executive shall report to the Chief Executive Officer (CEO) of the Company and the Executive shall perform such duties and exercise his/her powers, authorities and decisions, consistent with his/her position as the Executive as well as any such other duties and responsibilities as determined by the CEO in his/her sole discretion from time to time, within/under the conditions and restrictions, delegated to the Executive by the CEO.

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2.3	Subject to the directives of the CEO and the terms of this Agreement, the Executive shall do all acts and things in the ordinary course of business of the Company consistent with his/her position as Executive, which may be necessary or conducive to the interest of the Company and in particular, but without prejudice to the generality of the foregoing, the Executive shall be responsible for the day-to-day advancement of the Company’s business goals and activities within their area of responsibility, and shall participate as part of executive management of the Company.

2.4	The day-to-day responsibilities of the Executive do not include decisions/acts, which, compared to the business of the Company or the specific situation of the Company, are considered outside of the ordinary conduct of business and reasonably would be expected to have material impact on the business of the Company. Such decisions/acts must always be submitted to the CEO and the Board of Directors for prior approval, unless such approval cannot be awaited without the business of the Company being subject or exposed to a material adverse impact therefrom. In the event that prior approval has not been obtained, the CEO and the Board of Directors must be informed in writing of any decisions/acts made as soon as practicable.

2.5	The Executive shall be responsible, as soon as practicable after he/she becomes aware thereof, for adequately informing the CEO and the Board of Directors of any facts that reasonably would be expected to have a material impact on the Company’s business activities and that have not previously been disclosed to the CEO and the Board of Directors.

3.	Workplace and working hours

3.1	The Executive will primarily work remotely from his/her home in New York and be assigned to the Company’s U.S. headquarters, which are currently located in Kendall Square, Cambridge MA, provided that he/she will not be required to relocate to Cambridge, Massachusetts or anywhere outside of the suburban area where he/she currently resides. The Executive shall engage in travel, including international travel, as reasonably may be required by the Company’s business, and it is anticipated that the Executive will travel to the Company’s U.S. headquarters and/or R&D headquarters in Denmark as requested by the CEO and/or as necessary to advance the goals and activities of the Company.

3.2	The Executive is an exempt employee under the federal Fair Labor Standards Act (“FLSA”) and state law. As such, no additional compensation beyond that described in Section 7.1 is due for any additional hours worked beyond 40 hours in a work week.

4.	Engagement in other business

4.1	The Executive has advised the Company of any other board roles held by Executive, as of the Effective date of this Agreement, which other board roles are listed on Appendix 2 attached hereto. The Executive shall be permitted to serve on the board of directors of other companies that are not in competition with the Company with the approval of the Board of Directors of the Company, which shall not unreasonably be withheld, provided that it is acknowledged and agreed that the Board of Directors of the Company shall not be required to approve the Executive’s service on the board of directors of more than two (2) companies at any time. Subject to the provisions of Section 2.1 and the foregoing positions on boards of directors of other companies, the Executive is obligated to put his/her entire working capacity at the disposal of the Company and to work completely and loyally in the interest of the Company.

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4.2	It is a prerequisite for any involvement in other businesses, except such involvement as expressly permitted in this Agreement, that the Executive submits a written request to the Board of Directors for approval and that the written request contains an adequate description of the character and the volume of the task. The Board of Directors may grant the Executive’s request for approval of permission to perform such other task in its sole discretion, and shall communicate its approval or rejection of the request in writing.

5.	Duty of confidentiality

5.1	The Executive is under an obligation to protect the interests of the Company at all times and may not, except in the proper performance of the Executive’s services under this Agreement, disclose to any third party any Confidential Information obtained in the performance of the Executive’s services. For purposes of this Agreement, Confidential Information means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Provided that, Confidential Information does not include information which (i) is already publicly available or becomes publicly available; (ii) is already generally known in the industry or becomes generally known in the industry without the Executive’s participation in violation of his/her obligations under this Section 5; and/or (iii) is independently derived by the Executive without reference to any Confidential information disclosed to Executive by Company, as established by written records. In the event of uncertainty as to whether or not certain information may be disclosed, the Executive shall consult the Board of Directors.

For purposes of this Agreement, “trade secrets” shall be given its broadest possible interpretation under the Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

Executive acknowledges and understands that: (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) if Executive files a lawsuit for retaliation for reporting a suspected violation of law Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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5.2	Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Executive from disclosing Confidential Information to the extent necessary as required by law, including in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Provided that, Executive shall first provide notice of such legal requirement to Company in order to enable Company to take appropriate legal action to protect such Confidential Information.

5.3	The Executive is further prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom he/she has an obligation of confidentiality. The Executive will be required to use only information that is not subject to any confidentiality or non-use obligation owed to any third party (either under applicable law or by contract), is generally known and used by persons with training and experience comparable to his/her own, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by or on behalf of the Company. The Executive agrees that he/she will not bring onto Company premises or use in his/her work for the Company any unpublished documents or property belonging to any former employer or third party that he/she is not authorized to use and disclose. The Executive further represents that he/she has disclosed to the Company any contract he/she may have signed that might restrict his/her activities on behalf of the Company. By accepting employment with the Company, the Executive is representing that he/she will be able to perform his/her duties set out in this Agreement within these parameters.

5.4	Upon termination of this Agreement, or earlier if requested by the Board of Directors, the Executive shall immediately return to Company all Confidential Information, including notes, memoranda, documents and records (whether tangible or electronically stored) concerning the business of the Company, but excluding such documents that relate to his/her own compensation and benefits, or to any continuing ownership interest he/she may have in the Company. The Executive’s duty of confidentiality set forth in this Section 5 also shall continue in force after the termination of his/her employment with Company.

6.	Intellectual property rights

6.1	The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, that are (A) conceived and reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during his/her employment, and/or (B) suggested by any work that the Executive performs in connection with the Company during his/her employment and related to the business, operations or actual or demonstrably anticipated research and development of the Company, either while performing his/her duties with the Company or on his/her own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Executive’s employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights. The Executive agrees to reasonably assist Company with any required inventor assignments and/or declarations necessary to effect such patent filings, at the expense of Company.

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6.2	Such rights include inventions, creations, designs, use patterns, trademarks and other marks as well as copyrights and associated rights including, to the extent possible, moral rights and rights applicable rules of law and rights in know-how.

6.3	The assignment includes any right, which may be exercised at any time under the rules of law in any jurisdiction whatsoever. The assignment is subject to no restrictions whatsoever, and the Company is entitled to reassign such rights in whole or in part.

6.4	The Executive is not entitled to receive financial compensation for such intellectual property; as such, payment is included in the agreed compensation described in this Agreement.

6.5	At Company’s request, Executive shall execute and deliver to Company any and all applications, assignments or other instruments and perform such other acts to assist Company in applying for obtaining patents, copyrights and other intellectual property rights recognized by the U.S. or any foreign country or to otherwise protect Company’s interests therein. Executive agrees to provide Company all information known to or ascertainable by him/her and all documents and other materials and objects pertaining to Company’s rights in the Inventions that are in the possession of or accessible to him/her, and further, at any trial, hearing, deposition, or other legal proceeding where Executive is called as a witness by Company, Executive agrees to testify to all facts pertaining to Company’s rights in the Inventions for which Executive is competent to testify. The obligations set forth in this Section shall continue beyond the termination of Executive’s employment with Company and shall be binding upon his/her assigns, executors, administrators and other legal representatives. In the event Company is unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right to protection relating to any Inventions, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his/her behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Executive.

7.	Compensation and Benefits

7.1	The Executive shall receive an annual base salary of three hundred, thirty-one thousand, two hundred dollars (US $331,200.00) (the “Base Salary”). The Base Salary shall be subject to all customary and legally required deductions and withholdings and shall be paid semi-monthly in accordance with the Company’s regular payroll schedule for executives.

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7.2	The CEO and Compensation Committee of the Board of Directors of Company shall review the Executive’s base salary on an annual basis around February 1st of each year, next time in year 2022, for a performance-based merit increase, which may be granted in its sole discretion. Adjustments, if any, shall take effect from March 1st same year.

7.3	For calendar years commencing with calendar year 2021, the Executive shall be eligible to receive an annual bonus representing up to forty percent (40%) of the Executive’s annual Base Salary (the “Annual Bonus Target”), based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives (“MBOs”) to be determined and approved by the Company (the “Annual Bonus”). The applicable individual and corporate performance targets, metrics and/or MBOs shall be determined and approved by the CEO and the Compensation Committee of the Board of Directors of the Company (with the Executive recused from such determination), and communicated in writing to the Executive, on or before December 1 of each calendar year during the term of this Agreement. Any Annual Bonus shall be paid on an annual basis, in a single lump sum, net of taxes and withholding, on or before March 15 after the end of the calendar year for which such Annual Bonus is to be paid; provided that, prior to the payment the Company must have determined (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of any Annual Bonus earned by the Executive in accordance therewith for such calendar year, if any. For the avoidance of doubt, if the Executive exceeds the applicable individual and corporate performance targets, metrics and/or MBOs, at the discretion of the CEO and Board of Directors, he/she may be awarded an Annual Bonus based on such achievement in excess of the Annual Bonus Target. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such Annual Bonus, the Executive must remain an employee of the Company through the end of the fiscal year for which such Annual Bonus was earned in order to be eligible for any Annual Bonus. The Company’s fiscal year runs from January 1st to December 31st of each year. This Annual Bonus is the only incentive compensation (excluding stock options/Stock Options provided in this Agreement), commission, or other bonus program that applies to the Executive.

7.4	Prior Stock Options. On the Effective Date of this Agreement, the Company shall assume the “Converted Options” set forth in Appendix 3 hereto that have previously been granted to Executive by Allarity Therapeutics A/S and that are to be assumed by the Company in the Company’s Recapitalization Share Exchange as more fully described in the Company’s S-4 Registration Statement (SEC File No.: 333-258968).

7.5	In the event that the Company’s S-4 Registration Statement is not approved by the SEC and/or the Company does not list on the U.S. Nasdaq stock market (New York City, N.Y.), the Prior Stock Options under Section 7.4 shall remain binding on Allarity Therapeutics A/S.

7.6	During the term of this Agreement, the Executive, shall be entitled to participate in all of the Company’s employee benefit plans and programs (including without limitation, any medical, dental, disability and group life insurance, and 401(k) or other retirement plan) as the Company generally maintains from time-to-time during the term for the benefit of its executives and/or for the benefit of its employees and their dependents, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs. The Company shall pay the full premiums for any medical and dental insurance plans offered by the Company that the Executive elects to participate in. Executive understands that, except when prohibited by law, the Company’s benefit plans and benefits may be amended or terminated by the Company in its sole discretion and nothing in this Agreement requires the Company to continue any particular plan or benefit.

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7.7	The Company may or has provide(d) the Executive with a laptop computer, cell phone, and/or other electronic devices, at no cost, and the Company may pay all costs relating to such electronic devices (excluding internet service) according to Company Benefits policy. The Executive’s use of such provided electronic devices is subject to Company IT policy. The Executive may be required to return his/her laptop and all other Company property to the Company upon termination of employment with the Company (or earlier if requested by the Company).

7.8	For calendar year 2022 and thereafter, the Executive shall be eligible for grants of equity compensation at the sole discretion of the Compensation Committee of the Board of Directors. Any equity compensation will be granted under and subject to the terms and conditions of an equity compensation plan of the Company as then in effect. The Compensation Committee shall establish the terms and conditions of such equity compensation in its discretion with consideration to the compensation packages paid to executives performing the same functions as executives for businesses similar to Company. Any such future grants of equity compensation shall be issued under and subject to the terms and conditions of the Allarity 2021 Equity Incentive Plan.

8.	Expenses

8.1	The Company shall pay for, or refund to the Executive, all reasonable, documented expenses related to travelling or otherwise in connection with the performance of his/her duties on behalf of the Company, upon the presentation of bills and in accordance with applicable Company policies for travel, meals, lodging and other relevant expenses. Upon the Executive’s request, the Company shall provide Executive with a corporate credit card, which Executive may utilize to pay for all reasonable business expenses.

8.2	The Executive shall, no later than sixty (60) days after the end of each calendar month submit all travel and other expenses, if any, incurred within such month to the Company. The Executive shall prepare an expense report, which encompasses documentation for the expenses reclaimed, and the expense reports with attached receipts shall be submitted to the Company’s Chief Financial Officer (CFO) for approval, prior to the Company’s reimbursement (or for accounting records if the Executive has charged such expenses on his/her corporate credit card). The Company will reimburse the Executive within thirty (30) days of such submission of expenses for reimbursement.

9.	Vacation Time & Holidays

9.1	In each whole calendar year, the Executive shall be entitled to paid vacation of six (6) weeks. Executive will accrue vacation at the rate of 1.25 days per pay period. While taking the interest of the Company into consideration, the Executive may plan his/her vacation time; however, the Executive shall inform the CEO of his/her vacation plans reasonably in advance of his/her taking holiday and adjust his/her plans, if practicable and necessary, at the request of the CEO.

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9.2	The Executive is entitled to take the following U.S. federal holidays: New Year’s Day; Martin Luther King Day; Washington’s Birthday (Presidents Day); Memorial Day; Juneteenth Day; Independence Day; Labor Day; Columbus Day; Veteran’s Day; Thanksgiving Day; and Christmas Day.

9.3	The Executive’s vacation shall be taken within the calendar year, and vacation time accrued but not taken cannot be transferred to the following calendar year and will consequently lapse at year-end, except where (i) the Executive deferred scheduling any vacation at the request of the CEO or where prohibited by law; and/or (ii) the accrued vacation, transferrable to the following calendar year, does not exceed two (2) weeks.

9.4	In case of termination, the Executive shall be entitled to take vacation accrued but not taken, during the notice period. The Executive shall be paid for any accrued and unpaid vacation that he/she is not able to take during such notice period either because of the request of the CEO that he/she work during such period, or if the accrued vacation exceeds the notice period.

10.	Term & Termination

10.1	This Agreement shall come into force as of the Effective Date and shall continue in force and effect until otherwise terminated as provided below.

10.2	This Agreement shall terminate immediately upon Executive’s death.

10.3	This Agreement shall terminate upon written notice by the Company to the Executive that Executive’s employment is being terminated as a result of Executive’s Disability (as defined in Section 10.10), which termination shall be effective on the date of such notice or such later date as specified in writing by the Company.

10.4	This Agreement shall be terminable in writing by either the Company or the Executive with thirty (30) days’ prior written notice. At the election of the CEO in his/her sole discretion, the termination of the Executive’s employment may be accelerated to any date selected by the CEO, and the Executive shall be paid his/her compensation under this Agreement through the date that the Executive would have been paid without such acceleration.

10.5	(a) In the event that the Executive’s employment is terminated by the Company without Cause (as defined in Section 10.6), or by the Executive for Good Reason (as defined in Section 10.7), the Company shall provide the Executive with severance pay in an amount equal to six (6) months’ pay at the Executive’s final Base Salary rate, payable in the form of salary continuation, together with the payment of the applicable premiums for COBRA coverage during such period. (b) In the event that the Executive’s employment is terminated by the Company as a result of a Change-of-Control (as defined in Section 10.9), the Company shall provide the Executive with severance pay in an amount equal to twelve (12) months’ pay at the Executive’s final Base Salary rate, payable in the form of salary continuation, together with the payment of the applicable premiums for COBRA coverage during such period.

The Executive shall have no duty to attempt to mitigate the severance pay amounts payable by the Company pursuant to this Section 10.5 by seeking employment or otherwise, and no amounts earned from other employment shall reduce the amounts due hereunder.

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10.6	Any obligation of the Company to provide the Executive with the payments described in Section 10.5 is conditioned upon the Executive signing a timely and effective general release of claims substantially in the form attached to this Agreement as Appendix 1 and the Executive’s continued compliance with the terms of this Agreement. Such release shall be considered timely if it is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Executive’s employment, and any payments to which the Executive is entitled pursuant to this Section 10 shall commence on the Company’s first regular pay date following the effective date of the aforementioned release of claims and the first such payment shall be retroactive to the day immediately following the date of the termination of the Executive’s employment.

10.7	For the purpose of Section 10.5, “Cause” shall mean the following:

(i)	the Executive’s failure to perform the duties of the Executive and responsibilities to the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such failure from the CEO or the Board to the Executive, if such failure if capable of cure or correction;
(ii)	the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such breach from the CEO to the Executive, if such breach is capable of cure or correction;
(iii)	gross negligence or wilful misconduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates;
(iv)	the Executive’s conviction of any felony or crime of moral turpitude; or
(v)	the Executive’s failure to commence employment on a full-time basis as required by Sections 1 and 3 of this Agreement.

10.8	For the purpose of Section 10.5, “Good Reason” shall mean the following:

(i)	any action by the Company which results in a material diminution of the Executive’s position, authority, duties, responsibility or reporting lines;
(ii)	an actual reduction by the Company of the Executive’s annual Base Salary or Annual Bonus opportunity; or
(iii)	any action or omission by the Company that would constitute a failure by the Company to comply with any provision of this Agreement or any other written agreement with the Executive including, but not limited to, the failure of the Company to pay any portion of the Executive’s compensation;

provided, however, that, it shall be a prerequisite of any such termination for any Good Reason that the Executive shall have given the Company written notice of the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given the Company thirty (30) days to cure any such Good Reason prior to any such termination.

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10.9	For the purpose of Section 10.5, “Change-of-Control” shall mean the following:

(a) a change of control as defined in the Allarity 2021 Equity Incentive Plan or any other change of control agreement or plan to which the Company is a party;

(b) the occurrence of, or execution of an agreement providing for, (A) a merger, consolidation, division or other fundamental transaction involving the Company, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Company, or (C) a purchase by the Company of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition or other transaction is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of the Company who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and a majority of the Board of Directors of such entity’s parent Company, if any, are former members of the Board of Directors of the Company; or

(c) any other change in control of the Company similar in effect to any of the foregoing events.

10.10	If this Agreement is terminated (a) voluntarily by the Executive (other than for Good Reason), (b) by the Company for Cause, or (c) as a result of the Executive’s death, disability or incapacity, all payments, salary and the accrual of other benefits hereunder shall cease at the effective date of termination, other than rights to indemnification, directors’ and officers’ liability insurance coverage and vested rights under the benefit plans and programs of the Company. For the avoidance of doubt, in addition to any severance pay that may be payable under Section 10.5, the Executive shall be entitled to receive from the Company upon termination for any reason:

(i)	all Base Salary accrued through the date the Executive’s employment is terminated, plus any earned and unpaid Annual Bonus for the calendar year prior to the year in which the termination occurs and all accrued, unused vacation;
(ii)	reimbursement for any and all monies advanced (but not yet reimbursed) in connection with the Executive’s employment for reasonable expenses incurred by the Executive through the date the Executive’s employment is terminated in accordance with Section 8 above;
(iii)	the Executive’s vested interest in any Stock Options or shares issuable thereunder;
(iv)	continuation of rights to indemnification and directors’ and officers’ liability insurance coverage; and
(v)	all other vested payments and/or vested benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company including any acceleration of Stock Options in connection with a change of control of the Company.

10.11	For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for 120 days or more within any one (1) year period (cumulative or consecutive) because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a health care provider appointed by mutual agreement between Company and Executive (or Executive’s authorized representative) who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid. It shall have no impact on the Company’s right to terminate the employment whether the Executive is reported fit for duty following the serving of notice. .

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10.12	In the event the Executive is declared incapable of managing his/her own affairs, the Company shall be entitled to terminate the employment without prior notice.

11.	Costs and payments

All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Agreement all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes. Except as expressly provided for in this Agreement, nothing in this Agreement shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law.

12.	Restrictive Covenants

12.1	The Executive acknowledges that: (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services for a Competing Business (as defined below) will result in irreparable harm to the Company; (ii) the Executive will have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates; (iii) the Company and its affiliates have substantial relationships with their clients, business partners, and investors, and the Executive will have access to these persons and entities; (iv) the Executive will generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and, in the event that the Executive’s employment is terminated for Cause or voluntarily by the Executive (whether or not for Good Reason), and the Company notified the Executive within ten (10) days of such termination of its intention to continue to pay the Executive 50% of his/her Base Salary during such period (unless the Executive’s employment is terminated by him/her for Good Reason, in which case his/her entitlements under Section 10.5 shall apply), during Executive’s employment and the six (6) month period thereafter (the “Restricted Period”), the Executive agrees that he/she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competing Business, or with respect to which the Company has spent significant time or resources analyzing for the purposes of engaging, on the date of termination, in any state of the United States, in Europe, or in any country in which the Company conducts business or has made plans and taken significant steps to conduct business (a “Planned Competing Business”). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the equity securities of a publicly traded corporation engaged in a Competing Business or Planned Competing Business, so long as the Executive has no active participation in the Competing Business or Planned Competing Business of such corporation. For purposes of this Section 12.1, the “Company” shall mean the Company together with its parent companies and its and their direct and indirect subsidiaries, and “Competing Business” shall mean the research, development and/or sale of cancer therapeutics together with drug efficacy prediction technology (e.g. companion diagnostics, predictive biomarkers) for the treatment of cancer, including, without limitation, products or services designed to make such technology available to patients and businesses in the healthcare industry, or any other material business in which the Company is engaged as of the date of the Executive’s termination of employment. For the avoidance of doubt, the provisions of this Section 12.1 will not prohibit the Executive, after termination of his/her employment with the Company, from providing services of any nature to any business engaged in multiple business activities, including activities that would constitute a Competing Business or a Planned Competing Business, as long as the Executive is not himself/herself directly involved in such Competing Business or Planned Competing Business activities, or managing or supervising the conduct of such Competing Business or Planned Competing Business activities. In addition, if the Company or a controlling interest in the Company is acquired by another entity during the term of this Agreement, in such circumstances the restrictions in this Section 12.1 will not be applicable to any business activities of the acquiring entity (and/or its affiliates) except to the extent that either (i) such business activities would constitute a Competing Business or Planned Competing Business (other than by reason of the acquisition itself), or (ii) the Executive after such acquisition is directly involved in the conduct, management or supervision of such business activities.

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12.2	During the Restricted Period, the Executive agrees that he shall not, except in the furtherance of his/her duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, do business with, solicit, aid or induce (or attempt to do business with, solicit, aid or induce) any individual or entity that is, or was during the twelve (12) month period immediately prior to the termination of the Executive’s employment for any reason, a customer, partner or investor of the Company or any of its subsidiaries or affiliates with which the Executive had contact on behalf of the Company or about which the Executive possesses Confidential Information to limit or cease doing business with the Company, or otherwise interfere with the relationship of such customer, partner or investor with the Company or any of its subsidiaries or affiliates.

12.3	During the Restricted Period, the Executive agrees that Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce (or attempt to solicit, aid or induce) any advisor, consultant, employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or engagement with the Company or solicit, aid or induce (or attempt to solicit, aid or induce) any employee of the Company or any of its subsidiaries or affiliates to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (ii) interfere, or aid or induce (or attempt to interfere, aid or induce) any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. Any person described in this Section 12.3 shall be deemed covered by this Section while so employed or retained by the Company. For the avoidance of doubt, the general recruitment or solicitation of employees or other third parties by any entity with which the Executive is or may be affiliated (e.g. internet job postings), or the hiring or engagement of any such person or entity as a result of such general recruitment or solicitation, will not be a breach of Sections 12.2 or 12.3, unless such recruitment or solicitation is specifically targeted at any employees or other third parties engaged by or providing services to the Company.

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12.4	The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of their respective partners, members, officers, directors, employees, shareholders, agents or products. The Company agrees that the executive officers of the Company as of the date of the Executive’s termination and the members of the Board of Directors of the Company as of the date of the Executive’s termination will not make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12.5	If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

12.6	The Parties acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of Section 12.1-12.4 hereof would be inadequate and, in recognition of this fact, each Party agrees that, in the event of such a breach or threatened breach by the other Party, in addition to any remedies at law, the Party seeking to enforce the provisions of this Agreement shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of any provision of Sections 5 or 6 hereof, or this Section 12, following the termination of the Executive’s employment under this Agreement, any payments or other benefits being paid or provided to the Executive pursuant to Section 10 of this Agreement shall immediately cease and the Company shall be entitled to recover any payments to Executive or made on Executive’s behalf for COBRA.

13.	Code Section 409A

(a) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of the Executive’s separation from service that would otherwise be due hereunder and which is subject to the requirements of Code Section 409A that is payable within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, plus interest on any delayed payments at the prime rate of interest published in the Wall Street Journal effective as of the date of termination. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of his/her voluntary termination (with or without Good Reason) or his/her termination by the Company without Cause unless he/she would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

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(b) This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(c) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

14.	Limitation as to Amounts Payable

Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company (or its successor) pursuant to a Change of Control Event or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction, unless to the extent permitted by Code Section 280G the Executive designates another order, shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards not subject to Q&A 24(c) of Treasury Reg. 1.280G 1; cancellation of accelerated vesting of Stock Options, stock options and other equity awards subject to Q&A 24(c) of Treasury Reg. 1.280G 1; reduction of employee benefits. In the event that acceleration of vesting of warrant, stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s Stock Options, stock options or equity awards. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations, or if such accounting firm is not authorized to provide services in the United States or otherwise not qualified to advise with regard to United States taxation, then an accounting firm shall be retained by the Company that is so authorized and qualified. Notwithstanding the foregoing, if this Section would result in the reduction in any Payment, the Company will use good faith efforts to submit the excess Payments for stockholder approval such that, if approved, the excise tax under Section 4999 of the Code (and therefore the limits imposed by this Section) does not apply to the Executive thereby allowing such excess Payments to be paid to the Executive.

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15.	Waiver of Breach

A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.

16.	Tolling

The Executive understands and agrees that in the event that the Executive breaches any covenants contained herein during the Restricted Period, the Restricted Period shall be extended automatically. The duration of such extension shall equal the period of time between the date the Executive began such violation and the date the Executive permanently ceases such violation.

17.	Disclosure to Future Employers

During the Restricted Period the Executive shall provide, and Executive acknowledges and agrees that the Company in its sole discretion similarly may provide, a copy of this Agreement to any business or enterprise that the Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

18.	Changes in Role or Title

Executive acknowledges that the covenants in this Agreement are given in exchange for, among other things, employment and the terms and conditions of such employment. The covenants are not tied to the Executive’s present role, title or responsibilities. Therefore, the Executive acknowledges and agrees that the covenants contained in this Agreement shall survive any change in the Executive’s role, title, responsibilities, compensation, benefits or other terms and conditions of employment. The CEO may change your role or title in his/her sole discretion.

19.	Amendment of the Agreement

The Agreement may not be amended or modified except by a written modification signed by the Parties, except for those changes expressly reserved to the Company’s discretion in this Agreement.

20.	Attorneys’ Fees; Mediation

20.1	In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the Parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing Party, if so awarded by a court of competent jurisdiction.

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20.2	If a dispute arises from or relates to this Agreement or the alleged breach thereof, and if the dispute cannot be settled by the Parties through negotiation, the Parties agree to submit the matter to non-binding mediation before resorting to litigation in any court of competent jurisdiction. Either Party may initiate mediation by providing written notice to the other Party of a request for mediation. The Parties agree to cooperate with one another in selecting the mediator from a panel of neutrals from JAMS (or other similar organization) and in scheduling the time and place of the mediation. Each Party covenants and agrees to participate in the mediation in good faith. Each Party agrees to pay one-half of mediator’s fees and expenses and to pay the entire amount of its own attorneys’ fees and costs related to the mediation. The mediator may issue a report in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, a party may disclose the existence, content or results of any mediation hereunder without the prior written consent of all parties, including without limitation within any dispute brought within a court of competent jurisdiction.

21.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles. The validity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement. The Parties agree that any action, demand, claim or counterclaim relating to the terms and conditions of this Agreement or to its breach shall be heard only and exclusively in the State of Delaware in a federal court of competent jurisdiction and each Party hereby irrevocably submits to the exclusive personal and subject matter jurisdiction of such courts. The Executive and the Company further agree that any such dispute shall be tried by a judge alone and hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

22.	Assignment.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. The Company is not required to provide notice to or obtain consent from Executive prior to any such assignment. Executive may not assign Executive’s rights and obligations under this Agreement.

23.	Entire Agreement.

This Agreement sets forth the entire and final agreement and understanding of the Parties with respect to the subject matter hereof. Except as otherwise provided herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.

24.	Signatures

24.1	This Agreement shall be signed by both Parties, in duplicate, and one original shall be kept by each of the Company and the Executive.

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IN WITNESS WHEREOF, the Parties have set their signatures under seal on the Effective Date first written above.

Date: December 7, 2021

Allarity Therapeutics, Inc.

by:

/s/ Steve R. Carchedi
Steve R. Carchedi
Chief Executive Officer

Date: December 7, 2021

The Executive

/s/ Marie Foegh
Marie Foegh, M.D.

Appendix 1

GENERAL RELEASE

I, Marie Foegh, in consideration of and subject to the performance by Allarity Therapeutics, Inc. (the “Company”)1 of its obligations under the Employment Agreement, dated as of December 7, 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. Unless I rescind my assent to this General Release as set forth in paragraph 8 below, this Agreement shall be effective on the eighth (8th) day after I sign it (the “Effective Date”), at which time it will become final and binding on all Parties.

1.	My employment or service with the Company and its affiliates terminated as of ____, 20__, and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 10.5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages, payments or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I understand and agree that such payments and benefits are subject to Section 13 of the Agreement, which (as noted below) expressly survives my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company including my regular wages earned through the termination date, payment for all accrued unused vacation, payment for all outstanding business expenses and any other form of compensation or benefit that may be due to me.

2.	Except as provided in paragraph 4 below and except as may be expressly provided in the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse, my heirs, executors, administrators and assigns (the “Releasors”)) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the Effective Date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Releasors may have, arising at any time prior to or including the Effective Date of this General Release (collectively, “Claims”). The Claims covered by this General Release include, but are not limited to, all Claims that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act (the “OWBPA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 (the “ADA”); the Family and Medical Leave Act of 1993 (“FMLA”); the Worker Adjustment Retraining and Notification Act (“WARN”); the Employee Retirement Income Security Act of 1974 (“ERISA”); any applicable Executive Order Programs; the Fair Labor Standards Act (“FLSA”) and its state or local counterparts; any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, including but not limited to the Massachusetts Payment of Wages Law (M.G.L. Chapter 149, §§148, 150); M.G.L. Chapter 149 in its entirety; M.G.L. Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions); or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

[1]	Whenever the terms “Allarity Therapeutics, Inc.” or the “Company” are used in this General Release, they shall be deemed to include Allarity Therapeutics, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

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3.	I represent that I have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company and to the best of my knowledge, no other person, organization or entity has done so on my behalf. I further represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the Effective Date of this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to any severance or other surviving benefits or rights to which I am entitled under the Agreement, including without limitation (i) those set forth in Section 10.5 of the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

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6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I understand that because I am over forty (40) years of age, I am granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”). I further understand that this General Release contained in Appendix 1 is intended to release any rights I may have against the Company alleging discrimination on the basis of age. I acknowledge and agree that I have been given twenty-one (21) days to consider and accept the provisions of this General Release and that any changes to this General Release, whether material or immaterial, will not restart the running of this period. I further acknowledge that I understand that I may rescind my assent to this General Release if, within seven (7) days after the date I sign the General Release, I deliver a written notice of rescission to the Company. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or hand-delivered within the seven-day period, to Allarity Therapeutics, Inc., 210 Broadway, Suite 201, Cambridge, MA 02139, Attn: Chief Executive Officer. I agree that I will forfeit all severance payments payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, and the Company is the prevailing Party in such suit, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement. Notwithstanding the foregoing, I shall not be deemed to forfeit any amounts payable under the Agreement solely due to a challenge to the validity of this General Release under the requirements of the ADEA, nor shall I be required to pay the costs and expenses (including attorney’s fees) of any Released Party solely in connection with a challenge to the validity of this General Release under the ADEA, provided, however, that I acknowledge and agree that this General Release is intended to apply to all claims that I have under the ADEA and that, unless this General Release is found to be invalid, any and all claims I have or may claim to have under the ADEA are hereby released.

9.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release (other than information made public by the Company through regulatory filings or otherwise), except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), any other self-regulatory organization or any governmental entity.

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10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for all reasonable expenses related to such cooperation, provided that the Company shall not be required to reimburse me for any attorney’s fees incurred in connection with such cooperation, other than attorneys’ fees otherwise reimbursable to me pursuant to any right of indemnification I may have in accordance with the provisions of the Agreement.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General. Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this General Release shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

●	I HAVE READ IT CAREFULLY;

●	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

●	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

●	I AM HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

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●	I HAVE HAD AT LEAST TWENTY-ONE DAYS TO CONSIDER THIS GENERAL RELEASE;

●	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

●	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

●	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Marie Foegh, M.D.

___________________

Date

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Appendix 2

OTHER BOARD ROLES

Chair of the Board of Directors at Injecto Group A/S (Denmark)

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Appendix 3

ALLARITY THERAPEUTICS A/S

CONVERTED OPTIONS

Name:	Marie Foegh

Address:	845 United Nations Plaza # 17E, New York, NY 10017 U.S.A.

Grant Number:	21-006

Date of Grant:	November 24, 2021

Vesting Commencement Date:	July 7, 2021 (“Vesting Date”)

Exercise Price per Share:	SEK 0.945

Total Number of Shares:	3,916,775

Type of Option:	Converted Option

Expiration Date:	Two (2) years from the vesting of any Warrants; provided that the Warrants expire earlier if the Warrantholder’s employment terminates earlier, as described in the Warrant Grant Agreements and Plan.

Vesting Schedule:	Subject to the limitations set forth in the Warrant Agreements, the New Options will vest in accordance with the following schedule:

●	Twenty-five percent (25%) upon the Vesting Date.
●	The remaining seventy-five percent (75%) vesting 1/36th monthly over the 36 months from the Vesting Date.